Exhibit 99.1

FOR IMMEDIATE RELEASE

PRESS RELEASE Comcast Corporation One Comcast Center Philadelphia, PA 19103 www.comcastcorporation.com

COMCAST MAKES SUPERIOR ALL-CASH PROPOSAL TO ACQUIRE TWENTY-FIRST CENTURY FOX AFTER SPINOFF OF “NEW FOX”

$35.00 Per Share Proposal Provides Premium of Approximately 19% to Current Value of Disney’s All-Stock Offer

PHILADELPHIA – June 13, 2018 – Comcast Corporation (Nasdaq: CMCSA) issued the following statement:

Today, Comcast Corporation (“Comcast”) delivered a letter to the Board of Directors of Twenty-First Century Fox, Inc. (“21CF”) setting forth the terms of a superior proposal by Comcast to acquire the businesses that 21CF has agreed to sell to The Walt Disney Company (“Disney”) for $35.00 per share in cash, which represents a premium of approximately 19% to the value of Disney’s all-stock offer as of 12:00 p.m., noon (Eastern Time) on June 13, 2018. The structure and other terms of Comcast’s proposal, including with respect to the spin-off of “New Fox” and the regulatory risk provisions and related termination fee, are at least as favorable to 21CF shareholders as the Disney offer.

The following is a copy of the letter that Comcast delivered to the Board of Directors of 21CF:

June 13, 2018

Board of Directors
Twenty-First Century Fox, Inc.
1211 Avenue of the Americas
New York, New York 10036

Attention:	Mr. K. Rupert Murdoch, Executive Chairman
Mr. Lachlan K. Murdoch, Executive Chairman
Mr. James R. Murdoch, Chief Executive Officer

Dear Rupert, Lachlan and James,

We have long admired what the Murdoch family has built at Twenty-First Century Fox. After our meetings last year, we came away convinced that the 21CF businesses to be sold are highly complementary to ours, and that our company would be the right strategic home for them.

So, we were disappointed when 21CF decided to enter into a transaction with The Walt Disney Company, even though we had offered a meaningfully higher price. We have reviewed the publicly available terms of the proposed Disney transaction, as well as the joint proxy statement/prospectus filed with the SEC describing the reasons for the 21CF Board of Directors’ decision. In light of yesterday’s decision in the AT&T/Time Warner case, the limited time prior to your shareholders’ meeting, and our strong continued interest, we are pleased to present a new, all-cash proposal that fully addresses the Board’s stated concerns with our prior proposal.

Our new proposal offers 21CF shareholders $35.00 per share in cash and 100% of the shares of New Fox after giving effect to its proposed spinoff, providing superior and more certain value as compared to Disney’s all-stock offer. Our proposal represents a premium of approximately 19% to the value of Disney’s offer as of noon today. We are highly confident in our ability to finance the transaction, and our offer includes no financing-related conditions.

We are also highly confident that our proposed transaction will obtain all necessary regulatory approvals in a timely manner and that our transaction is as or more likely to receive regulatory approval than the Disney transaction. Accordingly, we are offering the same regulatory commitments as the ones 21CF has already obtained from Disney, including the same $2.5 billion reverse termination fee agreed to by Disney. To further evidence our commitment, we also are offering to reimburse the $1.525 billion break-up fee to be paid by you to Disney, for a total cost to Comcast of $4.025 billion, in the highly unlikely scenario that our transaction does not close because we fail to obtain all necessary regulatory approvals.

We welcome the opportunity to discuss the regulatory issues presented by each deal. We note that there should not be any meaningful difference in the timing of the U.S. antitrust review between a Comcast and Disney transaction. We have made our HSR filing today, which formally begins our regulatory review at the DOJ. In addition, we have already submitted a large volume of documents and data to the DOJ in connection with its review of the Disney transaction. This information largely overlaps with the information that the DOJ will need to review a Comcast transaction. As a result, our transaction should be reviewable by the DOJ in the same cycle as Disney’s transaction. We similarly expect that our transaction should be reviewable by international regulators in as timely a manner as the Disney transaction, and should be as or more likely to receive international approvals, given our relatively small presence outside the U.S.

Our Board of Directors has unanimously approved this proposal, and no Comcast shareholder vote will be required for this transaction.

Because of your decision to schedule the vote on the Disney merger proposal for July 10, time is of the essence for your consideration of our proposal. We are available to meet at any time to answer questions of the Board, management or your advisors, so that you are in a position to validate the superiority of our offer, and negotiate and enter into a merger agreement, as soon as possible thereafter. Given the very short time frame, today we are filing a preliminary proxy statement with the SEC in opposition to the Disney merger proposal, as we have been advised this is necessary to be in a position to be able to communicate with your shareholders directly regarding the votes they are being asked to cast on July 10. We hope this is precautionary only, as we expect to work together to reach an agreement over the next several days.

More detailed information regarding our proposal is attached.

I look forward to our discussions and working with you toward completing this exciting transaction for the Fox shareholders.

Very truly yours,

/s/ Brian L. Roberts

Brian L. Roberts

Chairman and CEO

COMCAST’S SUPERIOR PROPOSAL TO ACQUIRE TWENTY-FIRST CENTURY FOX

All-cash consideration

Comcast proposes to acquire 100% of the outstanding shares of 21CF for $35.00 per share in cash, reflecting a $65 billion equity value for 21CF (after giving effect to the proposed spinoff of New Fox) and a premium of approximately 19% to the value of Disney’s offer as of noon today.

Our all-cash proposal will provide 21CF shareholders with certain value and immediate liquidity. Our proposal is not subject to a financing condition. We have received Highly Confident Letters from Bank of America Merrill Lynch and Wells Fargo.

We have prepared a draft merger agreement reflecting the terms described herein and our legal team of Davis Polk and Wachtell Lipton are available to meet with their appropriate counterparts to discuss and review the document. Our draft merger agreement differs from the Disney agreement only to reflect the superior terms described in this letter, to adapt the agreement to reflect an all-cash transaction (including no Comcast shareholder vote) and to provide greater certainty by eliminating the need for any 21CF charter amendments. Our draft is subject to review of any material non-public information relating to 21CF’s proposed transaction with Disney, including with respect to Disney’s regulatory undertaking and the separation of New Fox.

Allocation of regulatory risk

We have revised our proposal to specifically address the 21CF Board of Directors’ stated concerns regarding the treatment of any required regulatory divestitures, including their tax costs, and a reverse termination fee.

•	We will agree to the same divestiture package as Disney, i.e., a commitment to divest (i) any of 21CF’s RSNs and (ii) other 21CF assets representing up to $500 million of EBITDA (less up to $250 million of EBITDA attributable to divested RSNs).

•	We will agree to the same allocation of any tax obligations as Disney in connection with any required divestitures.

•	We will agree to the same reverse termination fee of $2.5 billion as Disney, in the event the transaction does not close as a result of a failure to obtain the required regulatory approvals.

We will also agree to behavioral restrictions as extensive as those agreed to by Disney and, like Disney, we will also agree to litigate any action taken by the Department of Justice to block the transaction.

Reimbursement of Disney Break-Up Fee

In addition to our payment of the $2.5 billion reverse termination fee, in the unlikely event that our transaction is terminated due to a failure to obtain the required regulatory approvals, we will also agree to reimburse 21CF for the $1.525 billion break-up fee required to be paid to Disney in connection with termination of the Disney transaction and entry into a merger agreement with us.

Sky

Comcast has separately announced, pursuant to Rule 2.7 of the UK City Code on Takeovers and Mergers, a pre-conditional all-cash firm offer for the entire issued and to be issued share capital of Sky plc. We intend to pursue this offer in parallel with our acquisition of 21CF. Of course, the terms of any transaction between Comcast and 21CF will need to be consistent with our respective obligations under the UK takeover regime.

Investor Conference Call Details

Comcast will host an investor call with the financial community today, June 13, 2018, at 4:45 p.m. (Eastern Time). The conference call and related materials will be broadcast live and posted on www.cmcsa.com. Details for the call are as follows:

Investor Call

Date: June 13, 2018

Time: 4:45pm (Eastern Time)

Dial-in: (800) 263-8495

Conference ID: 6499356

Replay of Investor Call

Time: Available from 7:45pm (Eastern Time) on June 13, 2018 until midnight (Eastern Time) on June 20, 2018

Dial-in: (855) 859-2056

Conference ID: 6499356

About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal. Comcast Cable is one of the nation’s largest video, high-speed Internet, and phone providers to residential customers under the XFINITY brand, and also provides these services to businesses. It also provides wireless and security and automation services to residential customers under the XFINITY brand. NBCUniversal operates news, entertainment, and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures, and Universal Parks and Resorts. Visit www.comcastcorporation.com for more information.

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FOR IMMEDIATE RELEASE

Investor and Media Contacts:

Comcast Corporation

D’Arcy Rudnay (Media)	Tel +1 (215) 286-8582
John Demming (Media)	Tel +1 (215) 286-8011
Jason Armstrong (Investors)	Tel +1 (215) 286-7972

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements which are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Comcast about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. The forward-looking statements contained in this press release may include statements relating to the expected timing, scope, terms and conditions of a Comcast transaction to acquire certain businesses and assets of 21CF, the likelihood and timing of receipt of regulatory approvals with respect to a Comcast transaction to acquire 21CF, the anticipated benefits of the potential transaction and other statements other than historical facts. Often, but not always, forward-looking statements can be identified by the use of forward-looking words such as “plans”, “expects” or “does not expect”, “is expected”, “is subject to”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved. Although Comcast believes that the expectations reflected in such forward-looking statements are reasonable, Comcast can give no assurance that such expectations will prove to be correct. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements, including any legal and regulatory developments and changes and other risks and uncertainties including those described in Comcast’s filings with the U.S. Securities and Exchange Commission (“SEC”). The forward-looking statements contained in this press release should be construed in the light of such factors. Neither Comcast nor any of its associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this press release will actually occur. You are cautioned not to place undue reliance on these forward-looking statements. Other than in accordance with their legal or regulatory obligations, Comcast is under no obligation, and Comcast expressly disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Additional Information and Where to Find It

This document does not constitute an offer to buy or solicitation of an offer to sell any securities. This document is for informational purposes only and relates to a proposal that Comcast has made to 21CF. Comcast is filing a preliminary proxy statement in connection with 21CF’s special meeting of stockholders at which the 21CF stockholders will be asked to consider certain proposals regarding the proposed acquisition of 21CF by The Walt Disney Company (the “Special Meeting Proposals”). As further set forth in such proxy statement, which once definitive will be sent to 21CF stockholders, Comcast is soliciting votes against the Special Meeting Proposals. INVESTORS IN 21CF AND COMCAST ARE URGED TO READ THE PROXY STATEMENT, INCLUDING THE DEFINITIVE PROXY STATEMENT (WHEN AVAILABLE), AND ANY OTHER DOCUMENTS FILED BY COMCAST WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain free copies of the proxy statement and other documents filed with the SEC by Comcast through the website maintained by the SEC at http://www.sec.gov or by contacting Comcast’s proxy solicitation agent, MacKenzie Partners, Inc., at (800) 322-2885 or comcast@mackenziepartners.com.

FOR IMMEDIATE RELEASE

Participants in the Solicitation

Comcast and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from 21CF’s stockholders in connection with the Special Meeting Proposals. Information about Comcast’s directors and executive officers is available in Comcast’s proxy statement, dated April 30, 2018, filed with the SEC in connection with Comcast’s 2018 annual meeting of stockholders. Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings and otherwise, is contained in the preliminary proxy statement filed by Comcast with the SEC on June 13, 2018.